Investor Contact:                Alex Lewis
           877-784-7167

Media Contact:                    Hill & Knowlton                                                                                                                                    NEWS RELEASE
           786-553-1542

DENNY’S CORPORATION REPORTS RESULTS FOR THE THIRD QUARTER 2008

SPARTANBURG, S.C., October 28, 2008 – Denny’s Corporation (NASDAQ: DENN) today reported results for its third quarter ended September 24, 2008.

Third Quarter Summary

•	Same-store sales decreased 2.7% at company units and decreased 6.1% at franchised units
•	12% increase in franchise operating margin to $19.9 million
•	Company restaurant operating margin increased by 1.4 percentage points to 13.3% of sales
•	47% increase in adjusted income before taxes to $8.5 million
•	Sold 21 company restaurants to six franchisees under Franchise Growth Initiative (FGI)
•	Raising guidance for 2008 adjusted income before taxes to approximately $20 million, a 90% increase over 2007

Nelson Marchioli, President and Chief Executive Officer, stated, “We are pleased to report that our ongoing transition towards a franchise-based business model continued to drive core earnings growth in the third quarter.  The success of our Franchise Growth Initiative (FGI) is apparent not only through lower depreciation from asset sales and lower interest expense from debt reduction, but also through higher restaurant operating margins as we continue to optimize our company restaurant portfolio.  Despite disappointing sales results in the third quarter we were able to deliver higher restaurant level cash flow, providing further support for our strategic direction.

“Given that our outlook for sales trends remains guarded we will continue to diligently manage our operating costs as we look to build guest counts.  The challenging consumer environment makes it more important than ever that Denny’s deliver craveable new products with a compelling value to our customers.  Most importantly, the steps we have taken to strengthen our balance sheet and the absence of any material debt maturities over the next three years leave us well-positioned to continue our strategic initiatives and enhance shareholder value over time," Marchioli concluded.

Third Quarter Results

For the third quarter of 2008, Denny’s reported total operating revenue, including company restaurant sales and franchise revenue, of $189.3 million compared with $241.4 million in the prior year quarter.  Company restaurant sales decreased $56.2 million due primarily to 137 fewer equivalent company restaurants compared with the prior year quarter resulting from the sale of company restaurants to franchisees under the Franchise Growth Initiative.  During the third quarter, Denny’s closed one company restaurant and sold 21 to franchisee operators.

Company restaurant operating margin (as a percentage of company restaurant sales) for the third quarter was 13.3%, an increase of 1.4 percentage points compared with the same period last year.  Product costs for the third quarter decreased 1.4 percentage points to 24.2% of sales due primarily to favorable menu mix and higher average guest check.  Payroll and benefit costs increased 0.1 percentage points to 40.8% of sales as a prior year benefit to worker’s compensation expense and higher wage rates this year offset improvements in staffing efficiency and higher average guest check.  Utility expenses increased 0.6 percentage points to 5.7% of sales as energy costs peaked in the third quarter.

Franchise revenue in the third quarter increased $4.1 million, or 16%, to $28.7 million due primarily to an increase of 141 equivalent franchise restaurants compared with the prior year period.  The growth in franchise revenue included a $2.8 million increase in occupancy revenue, a $1.0 million increase in royalties and a $0.2 million increase in franchise fees.  Franchise operating margin increased by $2.2 million, or 12%, to $19.9 million in the third quarter as higher franchise revenue offset a $1.9 million increase in franchise costs, primarily franchise occupancy costs.  Franchise operating margin was 69.5% as a percentage of franchise and license revenue.  During the third quarter, Denny’s franchisees opened eight new restaurants, closed fourteen and purchased 21 company restaurants.

General and administrative expenses for the third quarter declined $1.1 million from the same period last year resulting primarily from reduced staffing attributable to the new organizational structure announced in the second quarter.

Depreciation and amortization expense for the third quarter declined by $2.1 million compared with the prior year period primarily as a result of the sale of restaurant and real estate assets over the past year.  Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, increased $4.0 million in the quarter due primarily to a $2.9 million decrease in restructuring charges and a $1.1 million increase in gains on the sale of restaurants.

Operating income for the third quarter increased $4.8 million from the prior year period to $20.7 million.  Excluding gains, losses, and other charges in both periods, operating income increased $0.8 million despite a $52.1 million decrease in total operating revenue attributable primarily to the sale of company restaurants.

Interest expense for the third quarter decreased $1.7 million, or approximately 16%, to $8.8 million as a result of a $70.1 million reduction in debt from the prior year period.

Net income for the third quarter was $10.6 million, or $0.11 per diluted common share, an increase of $5.6 million compared with prior year net income of $5.0 million, or $0.05 per diluted common share.  Adjusted income before taxes for the third quarter was $8.5 million, an increase of $2.7 million, or 47%, compared with prior year adjusted income of $5.8 million.  This measure, which is used as an internal profitability metric, excludes restructuring charges, exit costs, impairment charges, asset sale gains, share-based compensation, other nonoperating expenses and income taxes.

Franchise Growth Initiative (FGI)

Denny’s continues its strategic initiative to increase franchise restaurant development through the sale of certain company restaurants.  During the third quarter, the company sold 21 restaurants to six franchisee operators under FGI, bringing the number of company restaurants sold year-to-date to 62 and the number sold since the program began in early 2007 to 192.  Additionally, over the last 18 months Denny’s has signed development agreements for 150 new restaurants, 18 of which have opened, yielding a current development pipeline of 132 new restaurants.

Denny’s ended the third quarter of 2008 with a system mix of 78% franchised and licensed restaurants and 22% company restaurants compared with 66% franchised and licensed restaurants and 34% company restaurants before the FGI program began in 2007.

The 62 company restaurants sold in 2008 generated net sales proceeds of $30.2 million of which $27.5 million was received in cash and the remaining $2.7 million in the form of notes receivable.  Approximately $15 million of the cash proceeds were used to reduce Denny’s credit facility term loan during the first nine months of 2008.

Business Outlook

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated, “We expect our sales trends in the fourth quarter will be similar to our third quarter results.  We also expect continued year-over-year improvement in restaurant operating margins, franchise profit contribution and organizational efficiency.  As a result of increased earnings through the first nine months of the year and our expectation for earnings growth in the fourth quarter, we are increasing our guidance for adjusted income before taxes in 2008 to approximately $20 million, which implies a 90% increase over 2007.”

The following financial guidance for full-year 2008 is based on year-to-date results and management’s expectations at this time.

-	Company same-store sales of (2.0%) to (1.0%) for 2008
-	Franchise same-store sales of (5.0%) to (4.0%) for 2008
-	3 new company restaurant openings in 2008
-	26 to 29 new franchise unit openings in 2008 compared with 18 in 2007
-	75 to 85 company restaurants sold to franchisees under FGI
-	Company restaurant sales of approximately $650 million compared with $845 million in 2007
-	Franchise and license revenue of $112 million compared with $95 million in 2007
-	Adjusted EBITDA* of $89 million compared with $93 million in 2007
-	Adjusted income before taxes* of approximately $20 million compared with $10.5 million in 2007
-	Cash interest expense of $32 million compared with $39 million in 2007
-	Cash capital expenditures of $27 million compared with $33 million in 2007

Certain key considerations for understanding the Company’s outlook for fiscal 2008 compared with its 2007 results include:

-	2008 will include 53 operating weeks (14 in the fourth quarter) compared with 52 operating weeks in 2007
-	Additional operating week contributes approximately $3 million to adjusted income and adjusted EBITDA in the fourth quarter and full-year 2008
-	The expectation of approximately 135 fewer equivalent company restaurants in 2008 compared with 2007 due to the impact of FGI across both years

* Please refer to the historical reconciliation of net income to adjusted income before taxes and adjusted EBITDA included in the tables below.

Further Information

Denny’s will provide further commentary on its results for the third quarter of 2008 on its quarterly investor conference call today, Tuesday, October 28, 2008 at 5:00 p.m. EST.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at ir.dennys.com.  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 332 company-owned units and 1,206 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2007 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	9/24/08	9/26/07

Revenue:
Company restaurant sales	$160,608	$216,792
Franchise and license revenue	28,667	24,617
Total operating revenue	189,275	241,409
Costs of company restaurant sales	139,252	190,896
Costs of franchise and license revenue	8,757	6,858
General and administrative expenses	14,894	15,974
Depreciation and amortization	9,977	12,117
Operating gains, losses and other charges, net	(4,294)	(316)
Total operating costs and expenses	168,586	225,529
Operating income	20,689	15,880
Other expenses:
Interest expense, net	8,761	10,489
Other nonoperating expense, net	677	34
Total other expenses, net	9,438	10,523
Income before income taxes	11,251	5,357
Provision for income taxes	689	407
Net income	$10,562	$4,950

Net income per share:
Basic	$0.11	$0.05
Diluted	$0.11	$0.05

Weighted average shares outstanding:
Basic	95,333	93,915
Diluted	98,332	98,605

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Quarters	Three Quarters
	Ended	Ended
(In thousands, except per share amounts)	9/24/08	9/26/07

Revenue:
Company restaurant sales	$493,434	$650,909
Franchise and license revenue	82,109	68,193
Total operating revenue	575,543	719,102
Costs of company restaurant sales	433,446	575,392
Costs of franchise and license revenue	25,448	20,266
General and administrative expenses	46,046	49,067
Depreciation and amortization	30,110	37,475
Operating gains, losses and other charges, net	(9,980)	(14,890)
Total operating costs and expenses	525,070	667,310
Operating income	50,473	51,792
Other expenses:
Interest expense, net	26,845	32,783
Other nonoperating expense (income), net	4,436	(391)
Total other expenses, net	31,281	32,392
Income before income taxes	19,192	19,400
Provision for income taxes	1,355	2,780
Net income	$17,837	$16,620

Net income per share:
Basic	$0.19	$0.18
Diluted	$0.18	$0.17

Weighted average shares outstanding:
Basic	95,059	93,674
Diluted	99,191	98,770

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	9/24/08	12/26/07

ASSETS
Current Assets
Cash and cash equivalents	$21,422	$21,565
Receivables, net	11,408	13,585
Assets held for sale	3,032	6,712
Other	18,312	16,011
	54,174	57,873

Property, net	167,910	184,610
Goodwill	40,634	42,439
Intangible assets, net	59,770	62,657
Other assets	35,191	29,777
Total Assets	$357,679	$377,356

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$4,555	$2,085
Current maturities of capital lease obligations	3,637	4,051
Accounts payable	31,041	43,262
Other current liabilities	73,202	82,069
	112,435	131,467
Long-Term Liabilities
Notes and debentures, less current maturities	307,504	325,971
Capital lease obligations, less current maturities	22,252	20,845
Other	75,168	81,305
	404,924	428,121
Total Liabilities	517,359	559,588
Total Shareholders' Deficit	(159,680)	(182,232)
Total Liabilities and Shareholders' Deficit	$357,679	$377,356

Debt Balances

(In thousands)	9/24/08	12/26/07

Credit facility revolver loans	$—	$—
Credit facility term loans	136,652	152,523
Capital leases and other debt	26,295	25,429
Senior notes due 2012	175,000	175,000
Total Debt	337,947	$352,952

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	Quarter	Quarter	Three Quarters	Three Quarters
Income and EBITDA Reconciliation	Ended	Ended	Ended	Ended
(In millions)	9/24/08	9/26/07	9/24/08	9/26/07

Net income	$10.6	$5.0	$17.8	$16.6

Provision for income taxes	0.7	0.4	1.4	2.8
Operating gains, losses and other charges, net	(4.3)	(0.3)	(10.0)	(14.9)
Other nonoperating (income) expense, net	0.7	0.0	4.4	(0.4)
Share-based compensation	0.8	0.7	2.5	3.0

Adjusted income before taxes (1)	$8.5	$5.8	$16.2	$7.1

Interest expense, net	8.8	10.5	26.8	32.8
Depreciation and amortization	10.0	12.1	30.1	37.5
Cash payments for restructuring charges and exit costs	(3.6)	(3.0)	(7.3)	(6.2)
Cash payments for share-based compensation	(0.6)	(0.9)	(0.9)	(0.9)

Adjusted EBITDA (1)	$23.1	$24.5	$64.9	$70.3

	Quarter	Quarter	Three Quarters	Three Quarters
General and Administrative Expenses Reconciliation	Ended	Ended	Ended	Ended
(In millions)	9/24/08	9/26/07	9/24/08	9/26/07

Share-based compensation	$0.9	$0.7	$2.5	$3.0
Other general and administrative expenses	14.0	$15.3	43.5	$46.1
Total general and administrative expenses	$14.9	$16.0	$46.0	$49.1

(1)
We believe that, in addition to other financial measures, Adjusted Income Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis.  We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios.  However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In millions)	9/24/08		9/26/07

Total operating revenue (1)	$189.3	100.0%	$241.4	100.0%

Company restaurant operations: (2)
Company restaurant sales	160.6	100.0%	216.8	100.0%
Costs of company restaurant sales:
Product costs	38.8	24.2%	55.5	25.6%
Payroll and benefits	65.6	40.8%	88.3	40.7%
Occupancy	9.5	5.9%	13.2	6.1%
Other operating costs:
Utilities	9.1	5.7%	11.0	5.1%
Repairs and maintenance	3.7	2.3%	5.4	2.5%
Marketing	5.7	3.5%	7.4	3.4%
Legal settlements	0.7	0.4%	1.6	0.7%
Other	6.2	3.8%	8.5	3.9%
Total costs of company restaurant sales	$139.3	86.7%	$190.9	88.1%
Company restaurant operating margin (3)	$21.4	13.3%	$25.9	11.9%

Franchise operations: (4)
Franchise and license revenue	$28.7	100.0%	$24.6	100.0%
Costs of franchise and license revenue	8.8	30.5%	6.9	27.9%
Franchise operating margin (3)	$19.9	69.5%	$17.8	72.1%

Total operating margin (1)(3)	$41.3	21.8%	$43.7	18.1%

Other operating expenses: (1)(3)
General and administrative expenses	14.9	7.9%	16.0	6.6%
Depreciation and amortization	10.0	5.3%	12.1	5.0%
Operating gains, losses and other charges, net	(4.3)	(2.3%)	(0.3)	(0.1%)
Total other operating expenses	$20.6	10.9%	$27.8	11.5%

Operating income (1)	$20.7	10.9%	$15.9	6.6%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Three Quarters		Three Quarters
	Ended		Ended
(In millions)	9/24/08		9/26/07

Total operating revenue (1)	$575.5	100.0%	$719.1	100.0%

Company restaurant operations: (2)
Company restaurant sales	493.4	100.0%	650.9	100.0%
Costs of company restaurant sales:
Product costs	119.8	24.3%	167.0	25.7%
Payroll and benefits	208.3	42.2%	273.1	42.0%
Occupancy	30.0	6.1%	39.3	6.0%
Other operating costs:
Utilities	25.5	5.2%	31.8	4.9%
Repairs and maintenance	11.0	2.2%	14.2	2.2%
Marketing	16.9	3.4%	21.8	3.4%
Legal settlements	1.6	0.3%	3.1	0.5%
Other	20.4	4.1%	25.1	3.9%
Total costs of company restaurant sales	$433.4	87.8%	$575.4	88.4%
Company restaurant operating margin (3)	$60.0	12.2%	$75.5	11.6%

Franchise operations: (4)
Franchise and license revenue	$82.1	100.0%	$68.2	100.0%
Costs of franchise and license revenue	25.4	31.0%	$20.3	29.7%
Franchise operating margin (3)	$56.7	69.0%	$47.9	70.3%

Total operating margin (1)(3)	$116.6	20.3%	$123.4	17.2%

Other operating expenses: (1)(3)
General and administrative expenses	46.0	8.0%	49.1	6.8%
Depreciation and amortization	30.1	5.2%	37.5	5.2%
Operating gains, losses and other charges, net	(10.0)	(1.7%)	(14.9)	(2.1%)
Total other operating expenses	$66.2	11.5%	$71.7	10.0%

Operating income (1)	$50.5	8.8%	$51.8	7.2%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter	Three Quarters	Three Quarters
Same-Store Sales	Ended	Ended	Ended	Ended
(increase/(decrease) vs. prior year)	9/24/08	9/26/07	9/24/08	9/26/07

Same-Store Sales
Company Restaurants	(2.7%)	1.3%	(0.9%)	0.7%
Franchised Restaurants	(6.1%)	3.2%	(3.6%)	2.2%
System-wide Restaurants	(5.1%)	2.5%	(2.8%)	1.6%

Company Restaurant Sales Detail
Guest Check Average	6.7%	6.0%	6.3%	4.1%
Guest Counts	(8.8%)	(4.5%)	(6.7%)	(3.2%)

	Quarter	Quarter	Three Quarters	Three Quarters
Average Unit Sales	Ended	Ended	Ended	Ended
($ in thousands)	9/24/08	9/26/07	9/24/08	9/26/07

Company Restaurants	$459.4	$445.7	$1,334.7	$1,289.4

Franchised Restaurants	$376.9	$402.3	$1,111.7	$1,148.6

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 6/25/08	354	1,191	1,545

Units Opened	0	8	8
Units Refranchised	(21)	21	0
Units Closed	(1)	(14)	(15)
Net Change	(22)	15	(7)

Ending Units 9/24/08	332	1,206	1,538

Equivalent Units
Third Quarter 2007	485	1,054	1,539
Third Quarter 2008	348	1,195	1,543
	(137)	141	4

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 12/26/07	394	1,152	1,546

Units Opened	3	19	22
Units Refranchised	(62)	62	0
Units Closed	(3)	(27)	(30)
Net Change	(62)	54	(8)

Ending Units 9/24/08	332	1,206	1,538

Equivalent Units
Year-to-Date 2007	505	1,036	1,541
Year-to-Date 2008	369	1,177	1,546
	(136)	141	5